2010 LONG TERM INCENTIVE PLAN, AS AMENDED
AWARD AGREEMENT

AWARD AGREEMENT, dated as of May 16, 2017, among AllianceBernstein L.P. (“AB”), AllianceBernstein Holding L.P. (“AB Holding”) and Seth P. Bernstein (“Participant”), a member of the Board of Directors (“Board”) of AllianceBernstein Corporation (“Corporation”), the general partner of AB and AB Holding, and the President and Chief Executive Officer of AB, AB Holding and the Corporation.

WHEREAS, the Board, pursuant to AB’s 2010 Long Term Incentive Plan, as amended (“Plan”), a copy of which has been delivered to the Participant, and the Employment Agreement dated as of April 28, 2017 among the Participant, AB and AB Holding (“Employment Agreement”), the terms of which are incorporated herein, has granted to the Participant an award (“Award”) consisting of the number of units representing assignments of beneficial ownership of limited partnership interests in AB Holding (“Units”) having an aggregate fair value of $3,500,000 based on the closing price of a Unit on May 16, 2017 as reported for New York Stock Exchange composite transactions (“May 16 Closing Price”), which Units are subject to certain restrictions described herein (“Restricted Units”); and

WHEREAS, the Board has authorized the execution and delivery of this Award Agreement;

NOW, THEREFORE, in accordance with the grant of the Award, and as a condition thereto, AB, AB Holding and the Participant agree as follows:

1.    Grant. Subject to and under the terms and conditions set forth in this Award Agreement, the Plan and the Employment Agreement, the Board hereby awards the Participant the number of Restricted Units set forth in Section 1 of Schedule A, subject to the vesting and delivery schedules set forth in Section 2 of Schedule A.

2.    Non-Transferability. Except as otherwise provided in this Award Agreement, the Participant may not sell, assign, transfer, pledge or otherwise dispose of or encumber any of the Restricted Units, or any interest therein, until the Participant’s rights in such Units vest in accordance with this Award Agreement. Any purported sale, assignment, transfer, pledge or other disposition or encumbrance in violation of this Award Agreement will be void and of no effect.

3.    Dilution and Other Adjustments. The existence of the Award shall not impair the right of AB, AB Holding or their respective partners to, among other things, conduct, make or effect any change in AB’s or AB Holding’s business, any distribution (whether in the form of cash, limited partnership interests, other securities, or other property), recapitalization (including, without limitation, any subdivision or combination of limited partnership interests), reorganization, consolidation, combination, repurchase or exchange of limited partnership interests or other securities of AB or AB Holding, issuance of warrants or other rights to purchase limited partnership

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interests or other securities of AB or AB Holding, or any incorporation of AB or AB Holding. In the event of such a change in the partnership interests of AB or AB Holding, the Board shall make such adjustments to the Award as it deems appropriate and equitable. In the event of incorporation of AB or AB Holding, the Board shall make such arrangements as it deems appropriate and equitable with respect to the Award for the Participant to receive stock in the resulting corporation in place of the Restricted Units. Any decision by the Board under this Section shall be final and binding upon the Participant.

4.    Administrator. The Board shall be the Administrator.

5.    Governing Law. This Award Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

6.    Amendment. This Award Agreement may not be amended except by a written agreement signed by both parties.

7.    Interpretation. The Participant accepts this Award subject to all the terms and provisions of the Plan, which shall control in the event of any conflict between any provision of the Plan and this Award Agreement. Additionally, as specified in the Employment Agreement, if there is a conflict between the terms of the Plan or this Award Agreement and the Employment Agreement, the Employment Agreement shall govern. The Participant accepts as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under the Plan, this Award Agreement and/or the Employment Agreement.

8.    Notices. Any notice under this Award Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of AB and AB Holding, to the Corporate Secretary or an Assistant Secretary at 1345 Avenue of the Americas, New York, New York 10105, or if AB should move its principal office, to such principal office, and, in the case of the Participant, to the Participant’s last permanent address as shown on AB's records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

9.    Sections and Headings. All section references in this Award Agreement are to sections hereof for convenience of reference only and are not to affect the meaning of any provision of this Award Agreement.

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ALLIANCEBERNSTEIN L.P.

By:    /s/ Laurence E. Cranch
Laurence E. Cranch
General Counsel

ALLIANCEBERNSTEIN HOLDING L.P.

By:    /s/Laurence E. Cranch
Laurence E. Cranch
General Counsel

/s/ Seth P. Bernstein
Seth P. Bernstein

SCHEDULE A

1.	164,706 Restricted Units have been awarded pursuant to this Award Agreement.

2.	Restrictions lapse with respect to the Units in accordance with the following schedule:

Percentage of Units
Vested on the
Date    Date Indicated

May 1, 2018     25.0%
May 1, 2019     50.0%
May 1, 2020     75.0%
May 1, 2021     100.0%

3.	All vested Units shall be delivered to the Participant as promptly as possible after May 1, 2021.

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